Exhibit (11) under N-1A
                                                     Exhibit 23 under 601/Reg SK


INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees and Shareholders of THE BLANCHARD GROUP OF FUNDS

We consent to the incorporation by reference in Post-Effective Amendment No. 42 to Registration Statement (No. 33-3165) of The Blanchard Group of Funds (comprised of the following portfolios: Blanchard Capital Growth Fund and Blanchard Growth & Income Fund) of our reports dated December 20, 1996, appearing in the Prospectuses, which are a part of such Registration Statement, and to the reference to us under the heading `Financial Highlights'' in such Prospectuses



By: DELOITTE & TOUCHE LLP
       Deloitte & Touche LLP

Pittsburgh, Pennsylvania
February 20, 1997